Exhibit 5.3

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

June 28, 2019

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada

M5L 1A2

Ladies and Gentlemen:

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus included as part of the registration statement on Form F-10 of Canadian Imperial Bank of Commerce.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

Mayer Brown LLP

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).